Exhibit 99.2(G)(2)

AMERICAN BEACON APOLLO TOTAL RETURN FUND
INVESTMENT SUB-ADVISORY AGREEMENT

AGREEMENT made this 12th day of June, 2018, by and among American Beacon Apollo Total Return Fund, a Delaware Business Trust (the “Trust”) on behalf of its series American Beacon Apollo Total Return Fund (the “Fund”), American Beacon Advisors, Inc., a Delaware Corporation (the “Manager”), and Apollo Credit Management, LLC, a Delaware limited liability company (the “Sub-Advisor”);

WHEREAS, the Trust is a closed-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), consisting of one or more separate series funds of shares (any additional series fund in addition to the Fund as approved by the Sub-Advisor), each having its own assets and investment objective(s), policies and restrictions, as listed on Schedule A hereto, as may be amended from time to time; and

WHEREAS, pursuant to an investment management agreement by and between the Trust and the Manager, dated June 11, 2018 (the “Management Agreement”), the Trust has retained the Manager to provide the Trust with business and asset management services, subject to the control of the Trust’s Board of Trustees (the “Board”); and

WHEREAS, the Management Agreement permits the Manager to delegate to other parties certain of its asset management responsibilities; and

WHEREAS, each of the Manager and the Sub-Advisor is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”); and

WHEREAS, the Manager and the Trust desire to retain the Sub-Advisor to render investment advisory services to the Fund as described in the Fund’s registration statement on Form N-2 as amended from time to time (the “Registration Statement”), and the Sub-Advisor is willing to render such services.

NOW, THEREFORE, in consideration of mutual covenants herein contained, the parties hereto agree as follows:

(a)  Duties of the Sub-Advisor. The Manager and the Trust appoint the Sub-Advisor to manage the investment and reinvestment of the Fund’s assets, or as otherwise agreed or at the direction of the Board, and to continuously review, formulate, and implement the investment program of the Fund, to determine in the Sub-Advisor's discretion the securities and other financial instruments to be purchased, retained or sold for the Fund and to manage, in its discretion, the amount and form of any leverage utilized by the Fund. In connection with the Sub-Advisor’s duties and responsibilities described herein, Sub-Advisor shall provide the Manager or the Board with such reports as are reasonably requested concerning the Sub-Advisor’s discharge of its duties and responsibilities. The Sub-Advisor shall use commercially reasonable efforts to discharge the foregoing responsibilities (1) in conformity with all applicable securities laws, including but not limited to the Investment Company Act, the Advisers Act, the Commodity Exchange Act, the Securities Act of 1933, as amended (“Securities Act”), and the Securities Exchange Act of 1934, as amended (“Exchange Act”), (2) subject to the Manager's oversight and the control of the officers and the Trustees of the Trust and in compliance with such policies as the Board may from time to time establish, (3) in compliance with the objectives, policies, and limitations for the Fund as set forth in the Registration Statement, as amended from time to time, and (4) in compliance with such other investment guidelines or restrictions established from time to time by the Manager or the Trust after prior consultation with the Sub-Advisor. The Sub-Advisor accepts such appointment and agrees to render the services for the compensation specified herein and to provide at its own expense the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein. It is acknowledged and agreed that, so long as this Agreement is in effect, the Manager shall not appoint any other sub-advisor to manage the assets of the Fund or the assets of any future series of the Trust without the approval of the Sub-Advisor.

With respect to any of the Fund assets allocated for management by the Sub-Advisor, the Manager will make the investment decisions with respect to that portion of assets which the Sub-Advisor deems should be invested in short-term money market instruments.  The Manager agrees to provide this service.  The Manager will instruct the Trust's custodian(s) to hold and/or transfer the Fund’s assets in accordance with Proper Instructions received from the Sub-Advisor. (For this purpose, the term “Proper Instructions” shall have the meaning(s) specified in the applicable agreement(s) between the Trust and its custodian(s), but generally refers to a writing by the representatives of the Sub-Advisor who have been authorized by the Board from time to time to provide instructions to the Trust’s custodian. For the purpose of clarification, “Proper Instructions” can be instructions in any format, including without limitation, electronic instructions that are agreed upon by the Sub-Advisor and the Trust’s custodian.

The Sub-Advisor is authorized on behalf of the Fund, and consistent with the investment discretion delegated to the Sub-Advisor herein, to: (i) take such steps as are reasonably necessary or desirable to implement the aforementioned investment program by purchase and sale of securities and other investments, including the placing, or directing the placement through an affiliate of the Sub-Advisor, of orders for such purchases and sales, (ii) take such steps as are reasonably necessary or desirable to obtain leverage for the Fund, including issuing senior debt securities, entering into debt agreements or related documentation, making borrowing requests or repayments and pledging collateral and (iii) take such steps as are reasonably necessary or desirable to enter into and manage any derivative transactions on behalf of the Fund, including, to the extent that the Sub-Advisor uses counterparties with respect to the Fund for brokerage, futures and options clearing, ISDA purposes or in connection with other derivative transactions, use such counterparties under agreements set up by the Manager and/or the Sub-Advisor for the benefit of the Fund. Manager understands and agrees that Sub-Advisor will determine that such transactions are permitted before instructing a broker to enter into such transactions and that any broker receiving an order for any such transaction will have no independent obligation to ensure that the transactions are consistent with the Registration Statement or the Fund’s investment guidelines. The Sub-Advisor shall be responsible for ensuring that any such transactions are consistent with the Fund’s investment policies and other governing documents; (b) the Sub-Advisor shall be responsible for providing all notifications and delivering all documents required to be provided or delivered by the Fund under such counterparty agreements; and (c) the Sub-Advisor shall immediately notify the Manager of any event of default, potential event of default or termination event, each as defined in the applicable counterparty agreement, affecting the Fund under such agreement.

The Sub-Advisor shall further have the authority to instruct the custodian to: (i) pay cash for securities and other property delivered for the Fund, (ii) deliver or accept delivery of, upon receipt of payment or payment upon receipt of, securities, commodities or other property underlying any futures or options contracts, and other property purchased or sold for the Fund; (iii) deposit margin or collateral which shall include the transfer of money, securities or other property to the extent necessary to meet the obligations of the Fund  with respect to any investments made pursuant to the Registration Statement, provided, however, that unless otherwise approved by the Manager, any such deposit of margin or collateral shall be effected by transfer or segregation within an account maintained for the Fund by its custodian subject to a control agreement, acceptable in form and substance to the Manager, pursuant to which such custodian agrees and accepts entitlement, orders or instructions from the secured party with respect to such margin or collateral.  The Sub-Advisor shall not have the authority to cause the Manager or the Trust to deliver securities or other property, or pay cash to the Sub-Advisor other than payment of the management fee or any reimbursable expenses provided for in this Agreement. The Sub-Advisor will not be responsible for the cost of securities or brokerage commissions or any other Trust expenses.

The Board and the Manager understand that the value of investments made for the Fund may go up as well as down, is not guaranteed and that investment decisions will not always be profitable.  The Sub-Advisor has not made and is not making any guarantees, including any guarantee as to any specific level of performance of the Fund. The Board and the Manager acknowledge that investment decisions and leverage made on behalf of the Fund by the Sub-Advisor are subject to various market and business risks.

(b)  Valuation.  In accordance with procedures and methods established by the Board, as amended from time to time, and as provided to the Sub-Advisor, the Sub-Advisor will maintain adequate records, provide information, and assistance reasonably required by the Manager in determining the fair value of securities and other investments owned by the Fund, including those securities and investments for which reliable valuation information is not available from independent parties. The Sub-Advisor agrees to notify the Manager as soon as reasonably practicable when, in its opinion, a “significant event” has occurred that may not be reflected in the market values of the Fund’s investments. In addition, as reasonably requested by the Manager, the Sub-Advisor will assist the Fund and the Manager in their determination of whether prices obtained for valuation purposes accurately reflect market price information relating to the Fund’s investments and securities. The Manager acknowledges that final pricing determinations are not the responsibility of the Sub-Advisor and that the Sub-Advisor shall have no liability whatsoever arising from or in connection with the accuracy, reliability, or completeness of any market or fair market determinations of the Fund’s portfolio investments, absent fraud, willful misconduct, gross negligence or bad faith.

(c) Compliance and Other Matters. The Sub-Advisor shall:

(i)	maintain any necessary registrations, licenses, or exemptions, to the extent required, with the U.S. Commodity Futures Trading Commission (“CFTC”) and/or National Futures Association;
(ii)	at all times provide its commercially reasonable efforts to the Manager and the Trust in carrying out its obligations hereunder;
(iii)
act in a manner that the Sub-Advisor considers to be consistent with the Sub-Advisor’s fiduciary duty (within the meaning of the Advisers Act) to the Fund, taking into consideration its fiduciary duties to all of its clients;

(iv)
(i) cooperate with the Manager, the Trust’s administrator, custodian, transfer agent and pricing agents and all other agents and representatives of the Trust and the Manager; (ii) provide prompt responses to reasonable requests made by such persons; and (iii) maintain any appropriate interfaces with each so as to promote the efficient exchange of information. Without limitation of the foregoing, the Sub-Advisor shall comply with all statutory and regulatory requirements relating to derivatives transactions entered into by the Sub-Advisor for the Fund including without limitation, compliance with all recordkeeping and reporting requirements;

(v)
maintain a written Code of Ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and provide the Manager with a current copy of the Code of Ethics.  The Sub-Advisor shall periodically certify to the Manager that the Sub-Advisor has complied with the requirements of Rule 17j-1 and that there have been no material violations of the Code of Ethics or, if a violation has occurred, that appropriate action has been taken in response to such violation. Upon advance notice of at least ten (10) business days and by written request of the Manager, the Sub-Advisor shall permit representatives of the Manager to examine in-person the reports (or summaries of the reports) required to be made under the Code of Ethics and other records evidencing enforcement of the Code of Ethics;

(vi)
maintain a compliance program in accordance with the requirements of Rule 206(4)-7 under the Advisers Act, as amended, and shall provide the Manager or the Trust’s Chief Compliance Officer (“CCO”) with reasonable access to information regarding the Sub-Advisor’s compliance program, which access shall include on-site visits with the Sub-Advisor as may be reasonably requested from time to time. In connection with the periodic review and annual report required to be prepared by the CCO pursuant to Rule 38a-1, the Sub-Advisor agrees to provide certifications as may be reasonably requested by the CCO related to the design and implementation of the Sub-Advisor’s compliance program;

(vii)
comply with the Trust’s policy on selective disclosure of portfolio holdings of the Fund as described in the Trust’s current policy, and upon request from the Manager, provide a certification to the Manager with respect to compliance with the Fund’s selective disclosure policy;

(viii)
promptly notify the Manager of any material and adverse change of the Fund’s portfolio manager, portfolio management strategy or any other material matter that may require disclosure to the Board and/or shareholders of the Fund;

(ix)	provide the Manager and the Board with a current and complete copy of the Sub-Advisor’s Form ADV, and any supplements or amendments thereto;
(x)	provide the Manager with a current list of persons the Sub-Advisor wishes to have authorized to give instructions to the Trust’s custodian regarding assets of the Fund;
(xi)
be responsible for the filing of Schedule 13D/13G and Form 13F, and any non-U.S. securities filing equivalents of these filings, on behalf of the Trust reflecting holdings over which the Sub-Advisor and its affiliates have investment and/or voting discretion;

(xii)	provide reasonable assistance to the Manager, the Trust or its agent in processing class action paperwork for any security held by the Fund;
(xiii)
not permit any employee of the Sub-Advisor to have any material connection with the handling of the Fund if such employee has been permanently or temporarily enjoined by reason of any misconduct, by order, judgment, or decree of any court of competent jurisdiction or regulatory authority, from acting as an investment adviser or from engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any security;

(xiv)
make quarterly reports to the Manager on the investment program for the Fund and the issuers and securities represented in the Fund, and at the request of the Manager, furnish the Manager, with respect to the Fund, such periodic and special reports as the Manager may reasonably request, including, but not limited to, reports concerning transactions and performance of the Fund, reports regarding compliance with the Fund’s procedures pursuant to Rules 17e-1, 17a-7, 10f-3 and 12d3-1 under the Investment Company Act, Section 28(e) of the Exchange Act, compliance with investment guidelines and restrictions (including those related to Rule 23c-3 under the Investment Company Act), trade errors, liquidity determinations, and compliance with the Sub-Advisor’s Code of Ethics. The Manager agrees to provide the Sub-Advisor report templates and instructions relating to the items in this section;

(xv)
promptly provide such information relating to the Sub-Advisor and its relationship to, and actions for the Fund, including the Sub-Advisor’s investment program for the Fund as is required to be contained in the Registration Statement, including but not limited to, the prospectus and statement of additional information applicable to the Fund, and any amendments or supplements thereto, and any other offering documents or marketing materials. The Sub-Advisor will promptly notify the Manager if the Sub-Advisor has knowledge that any information in the Registration Statement or any other offering documents or marketing materials relating to the Sub-Advisor, including the Sub-Advisor’s investment program, is (or will become) inaccurate or incomplete in any material respect. The Manager will use commercially reasonable efforts to provide the Sub-Advisor with ten (10) business days to review and comment upon all disclosure applicable to the Sub-Advisor and its relationship to, and actions for the Fund, including the Sub-Advisor’s investment program for the Fund, contained or to be contained in the Registration Statement, prospectus, statement of additional information, other offering documents and marketing materials; provided the Sub-Advisor will use its commercially reasonable efforts to review and comment within five (5) business days upon all disclosure about the Sub-Advisor and its relationship to, and actions for, the Fund, including the Sub-Advisor’s investment program for the Fund contained or to be contained in such documents; provided, however, that the Manager will use its commercially reasonable efforts to cause the Fund not to use any disclosure to which the Sub-Advisor has objected to in writing within the foregoing timeframe as being materially inaccurate; provided further that the Sub-Advisor shall not unreasonably prevent the Fund from meeting its regulatory requirements.  The Sub-Advisor further agrees to notify the Manager immediately of any material fact known to the Sub-Advisor respecting or relating to the Sub-Advisor that is not contained in the prospectus or statement of additional information for the Fund, or any amendment or supplement thereto, or of any statement respecting or relating to the Sub-Advisor contained therein that becomes untrue in any material respect. With respect to the disclosure respecting the Fund, the Sub-Advisor represents and agrees that the description in the Fund’s prospectus and statement of additional information regarding investment objectives and strategies is consistent with the manner in which the Sub-Advisor intends to manage the Fund, and the description of risks is consistent with risks known to the Sub-Advisor that arise in connection with the manner in which the Sub-Advisor intends to manage the Fund. In addition, the Sub-Advisor agrees to comply with the Manager’s reasonable request for information regarding the personnel of the Sub-Advisor who are responsible for the day-to-day management of the Fund’s assets as may be required to be disclosed in the prospectus or statement of additional information;

(xvi)	at the request of the Board or the Manager, Sub-Advisor agrees to participate in quarterly and/or special meetings of the Board; and
(xvii)
upon reasonable request, Sub-Advisor shall provide certifications to the principal executive and financial officers of the Trust (the “certifying officers”) that support the certifications required to be made by the certifying officers in connection with the preparation and/or filing of the Trust’s Form N-CSRs, N-Qs (or any replacement thereto), shareholder reports, financial statements, and other disclosure documents or regulatory filings, in such form and content as agreed upon by the parties from time to time.

2. Portfolio Transactions. The Sub-Advisor is authorized to select the brokers or dealers (including, to the extent permitted by law and applicable Fund guidelines, the Sub-Advisor or any of its affiliates) that will execute the purchases and sales of portfolio securities for the Fund and is directed to use its best efforts to obtain best execution as described in the Registration Statement.  In selecting brokers or dealers, the Sub-Advisor may give consideration to factors other than price, including, but not limited to, research services and market information.  Any such services or information which the Sub-Advisor receives in connection with activities for the Fund may also be used for the benefit of other clients and customers of the Sub-Advisor or any of its affiliates. The Sub-Advisor shall not, without the prior approval of the Manager, effect any transactions which would cause the Fund’s assets to be out of compliance with investment guidelines or restrictions established from time to time by the Manager or the Fund (which shall be communicated in writing by the Manager to Sub-Advisor in advance) or set forth in the Registration Statement.

3. Voting Rights. The Sub-Advisor shall receive and exercise the voting rights with respect to any and all proxies regarding the assets in the Fund in the best interest of Fund shareholders and in accordance with the Sub-Advisor’s then current proxy voting policy and procedures, a copy of which has been provided to the Manager; provided that the Manager reserves the right to vote said proxies upon providing a written instruction to the Sub-Advisor.

The Sub-Advisor shall report to the Manager in a timely manner a record of all proxies voted, in such form and format that complies with acceptable federal statutes and regulations (e.g., requirements of Form N-PX), including a record of all proxies not voted and/or voted inconsistently with Sub-Advisor’s proxy voting guidelines.  The Sub-Advisor shall certify at least annually as to the compliance of its proxy voting policies and procedures with applicable federal statutes and regulations. The Manager agrees to provide a template certification form to the Sub-Advisor.

4. Compensation of the Sub-Advisor. For the services to be rendered by the Sub-Advisor as provided in this Agreement, the Trust shall pay to the Sub-Advisor compensation at the rate specified in Schedule A attached hereto and made a part of this Agreement.  Such compensation shall be accrued daily and paid to the Sub-Advisor monthly in arrears, and the Trust shall calculate the fee by applying the annual percentage rate(s) as specified in the attached Schedule A to the average daily managed assets of the Fund during the relevant month.  For purposes of the Agreement, managed assets of the Fund are its total gross assets (including cash and assets attributable to the proceeds of leverage) minus accrued liabilities (other than liabilities attributable to such leverage.) Solely for the purpose of calculating the applicable annual percentage rates specified in the attached Schedule A, there shall be included such other assets as are specified in said Schedule A.  The Fund is solely responsible for the payment of fees to the Sub-Advisor.

The Sub-Advisor agrees that (1) the blended fee rate in basis points contracted hereunder for the Sub-Advisor with respect to the Fund will not exceed the blended fee rate in basis points contracted with the Sub-Advisor (or its affiliates) with respect to any other continuously offered investment company registered under the Investment Company Act and operating as an interval fund that is managed according to similar investment objectives and servicing requirements as the Fund (a “Comparable Interval Fund”) and of the same or smaller size (including other accounts managed for the same client), and (2) that the actual annual dollar fee paid by a Comparable Interval Fund of the same or larger size in each case for whom the Sub-Advisor provides investment advisory services under an asset based fee arrangement (i.e., not a performance fee arrangement) will not be less than the actual annual dollar fee paid hereunder. In the event that the fee rate charged hereunder exceeds the Sub-Advisor’s fee charged to a Comparable Interval Fund of the same of smaller size, the Sub-Advisor shall promptly notify the Manager and the Sub-Advisor shall automatically reduce the applicable fee rate charged to the Fund to match the fee rate charged to such other Comparable Interval Fund from the time such fee is charged to such other Comparable Interval Fund.

Except as provided below, in fulfilling the Sub-Advisor’s obligations hereunder, the Sub-Advisor assumes no obligation with respect to, and shall not be responsible for, the expenses of the Fund or the Manager. Except as set forth below, the Sub-Advisor shall pay, without reimbursement from the Fund, all operating, overhead and administrative expenses incurred by it and its staff in connection with the performance of the Sub-Advisor’s investment advisory and ordinary course valuation obligations hereunder, including but not limited to employee salaries and benefits, travel, information technology and rent.

Expenses incurred by the Sub-Advisor in connection with non-investment related services and non-ordinary course valuation services (including expenses related to any third party valuation agents) provided by the Sub-Advisor shall be at the expense of the Fund. The Fund will be responsible for all of its own expenses including, without limitation, brokerage commissions and other transaction charges, interest, custodial fees and expenses, taxes, legal, compliance, accounting, audit, and other expenses associated with the offering or operation of the Fund. Notwithstanding the foregoing, the Fund will also reimburse the Sub-Advisor for all investment expenses, including fees, costs, expenses, liabilities and obligations relating to the discovery, evaluation, investigation, development, acquisition or consummation, ownership, maintenance, monitoring, hedging or disposition of investments (including brokerage, sales and underwriting commissions, private placement, syndication, solicitation, pricing and valuation, appraisal, arranger, transaction, advisory, custodial, trustee, transfer agent, recordkeeping and administrative fees, clearing and settlement and bank charges, other investment costs and other closing, execution and transaction costs, travel and related expenses (including with respect to potential investments) and other attorneys’ fees, costs and expenses), irrespective of whether any such investment is ultimately consummated (including any broken deal expenses and reverse break-up fees) (“Investment Expenses”). The Sub-Advisor agrees that, unless approved in writing by the Manager, the amount of Investment Expenses to be reimbursed to the Sub-Advisor by the Fund for each calendar year will not exceed the greater of: (i) $10,000 or (ii) 0.01% of the Fund’s average daily managed assets. For purposes of this Agreement, the Fund’s “managed assets” are its total gross assets (including assets attributable to any proceeds of leverage) minus accrued liabilities (other than liabilities attributable to such leverage).

5. Representations and Warranties.

(a) The Sub-Advisor represents and warrants to the Manager and to the Trust that:

(i) The Sub-Advisor is registered with the Securities and Exchange Commission (the “SEC”) as an investment adviser under the Advisers Act, and such registration is current, complete and in full compliance with all material applicable provisions of the Advisers Act and the rules and regulations thereunder;

(ii) The Sub-Advisor is a duly formed legal entity, validly existing under the laws of its jurisdiction of formation and has all requisite authority to enter into, execute, deliver and perform the Sub-Advisor's obligations under this Agreement;

(iii) The Sub-Advisor's performance of its obligations under this Agreement does not conflict with any law, regulation or order to which the Sub-Advisor is subject, including the Investment Company Act; and

(iv) The Sub-Advisor has reviewed the Registration Statement, including the prospectus and statement of additional information (including amendments thereto), in each case in the form received from the Manager and except as advised in writing by the Sub-Advisor, such Registration Statement, prospectuses and statements of additional information (including amendments) contain, as of their respective dates, no untrue statement of any material fact of which the Sub-Advisor has knowledge and do not omit any statement of a material fact of which the Sub-Advisor has knowledge which was required to be stated therein or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

(b) The Manager represents and warrants to the Sub-Advisor that:

(i) The Manager is registered with the SEC as an investment adviser under the Advisers Act, and such registration is current, complete and in full compliance with all material applicable provisions of the Advisers Act and the rules and regulations thereunder;

(ii) The Manager is a formed legal entity, validly existing under the laws of its jurisdiction of formation and has all requisite authority to enter into, execute, deliver and perform the Manager’s obligations under this Agreement and the Management Agreement;

(iii) The Manager’s performance of its obligations under this Agreement and the Management Agreement does not conflict with any law, regulation or order to which the Manager is subject;

(iv) The retention of the Sub-Advisor by the Manager as contemplated by this Agreement is authorized by the governing documents of the Manager and the Management Agreement; and

(v) The  Manager has reviewed the Registration Statement, including the prospectuses and statements of additional information (including amendments thereto), and such Registration Statement, prospectuses and statements of additional information (including amendments thereto)  contain, as of their respective dates, no untrue statement of any material fact of which the Manager has knowledge and do not omit any statement of a material fact of which the Manager has knowledge which was required to be stated therein or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

6. Other Services. At the request of the Trust or the Manager, the Sub-Advisor in its discretion may make available to the Trust office facilities, equipment, personnel, and other services.  Such office facilities, equipment, personnel and services shall be provided for or rendered by the Sub-Advisor and billed to the Trust or the Manager at a price to be agreed upon by the Sub-Advisor and the Trust or the Manager.

7. [Reserved].

8. Status of Sub-Advisor. Unless otherwise agreed to, in writing, the services of the Sub-Advisor to the Fund are not to be deemed exclusive, and the Sub-Advisor and its directors, officers, employees and affiliates shall be free to render similar services to others so long as its services to the Fund are not impaired thereby.  The Manager acknowledges that (i) the Sub-Advisor may have investment responsibilities, or render investment advice to, or perform other investment advisory services for, individuals or entities, including other investment companies registered pursuant to the Investment Company Act (collectively, “Clients”), which may invest in the same type of securities as the Fund, and (ii) it has read and acknowledges the risks factors and potential conflicts of interest the Sub-Advisor may face as disclosed in the Registration Statement, prospectus, and statement of additional information and agrees that the Sub-Advisor may engage in all of the activities of the type or character described or contemplated in the risk factors and conflicts of interest disclosure in the Registration Statement, prospectus, and statement of additional information whether or not such activities have or could have an effect on the Manager or the Fund, and that no such activity will in and of itself constitute a breach or a waiver of any duty owed by any person to the Fund. Consistent with its obligations as a fiduciary to the Fund (within the meaning of the Advisers Act), the Sub-Advisor will manage any conflicts of interest. Subject to the duties and obligations owed to the Trust and the Fund, the Manager agrees that the Sub-Advisor may give advice or exercise investment responsibility and take such other action with respect to other Clients which may differ from or be in conflict with advice given or the timing or nature of action taken with respect to the Fund (even if such other Clients have similar investment strategies and objectives as the Fund). Except to the extent necessary to perform its obligations hereunder, nothing herein shall be deemed to limit or restrict the right of the Sub-Advisor, or the right of any of its officers, directors or employees or persons otherwise affiliated with the Fund (within the meaning of the Investment Company Act) to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other trust, corporation, firm, individual or association. Nothing in this Agreement shall be construed to prevent the Sub-Advisor from lawfully giving other entities investment advice about, or trading on their behalf in, shares issued by the Fund or securities or other assets held or to be acquired by the Fund. The Sub-Advisor shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Manager or the Fund in any way or otherwise be deemed an agent to the Manager or the Fund.

9. Certain Records. The Sub-Advisor shall (i) maintain any records required to be maintained and preserved by the Sub-Advisor pursuant to the provisions of Section 204 under the Advisers Act, and (ii) provide reasonable assistance to the Manager and the Fund’s CCO in maintaining the Fund’s records, to the extent related to the activities of the Sub-Advisor on behalf of the Fund, that are required pursuant to Rule 31a-1 and Rule 31a-2 promulgated under the Investment Company Act. Such records maintained and preserved by the Sub-Advisor will be made available to the CCO on request, provided that (a) such examinations shall be made during normal business hours; (b) records maintained on behalf of the Fund (but not records of the Sub-Advisor having no relationship to Fund records) shall be available for telecopying, electronic transmission or other reasonable form of delivery in accordance with Rule 31a-2 of the Investment Company Act; (c) such examinations shall be made with the least amount of interference with the Sub-Advisor's business and operations as reasonably practicable; (d) such examinations shall be conducted at the sole expense of the Fund or the Manager, as applicable; and (e) the Sub-Advisor shall be entitled to retain a copy of such records if it is legally required to do so.  For the avoidance of doubt and except as otherwise expressly provided in this Agreement or as commercially reasonably required by the Manager’s or the Fund’s operational due diligence process, the Fund or the Manager shall not have any right to examine, inspect, copy or review any of the books, records, reports or other written materials prepared or maintained by the Sub-Advisor and having no relationship to Fund records, except as required by applicable laws, rules, regulations, regulatory request, or policy to fulfill its duties as a registered investment adviser of the Fund or other closed-end management investment company, as applicable.

10. Liability; Indemnification.

(a)
The Sub-Advisor, or any of its respective partners, officers, trustees, employees, affiliate or any person who within the meaning of the Investment Company Act controls, is controlled by or is under common control with the Sub-Advisor (collectively, “Affiliates”) shall have no liability to the Manager, the Trust, its shareholders or any third party arising out of or related to this Agreement, provided however, the Sub-Advisor agrees to indemnify and hold harmless, the Manager, any affiliated person within the meaning of Section 2(a)(3) of the Investment Company Act, and each person, if any, who, within the meaning of Section 15 of the Securities Act, controls the Manager, against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which the Manager or such affiliated person or controlling person may become subject under the securities laws, any other federal or state law, at common law or otherwise, arising from (i) the Sub-Advisor’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties under this Agreement or (ii) any untrue statement of a material fact (or an omission of such statement) contained in the prospectus, statement of additional information, Registration Statement, proxy materials, reports, advertisements, sales literature or other materials pertaining to the Sub-Advisor to the extent that such statement was made in reliance on and in conformity with information furnished to the Trust or the Manager for use therein by the Sub-Advisor or by any of its directors, officers, employees, agents, or any affiliate acting on behalf of the Sub-Advisor. Notwithstanding the foregoing, in no case shall the Sub-Advisor’s indemnity hereunder be deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misconduct, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement. The indemnification in this Section shall survive the termination of this Agreement.

(b)
The Manager agrees to indemnify and hold harmless, the Sub-Advisor and any Affiliate, against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which the Sub-Advisor or such Affiliate may become subject under the securities laws, any other federal or state law, at common law or otherwise, with respect to (i) any matter with respect to the operations of the Trust, including the services of the Manager or any affiliate of the Manager under the Management Agreement or the services of the Manager or the Sub-Advisor under this Agreement, other than liabilities occurring as a result of the Sub-Advisor's (including directors, officers, employees, or any affiliate acting on behalf of the Sub-Advisor) willful misfeasance, bad faith, gross negligence or reckless disregard of its duties hereunder, or (ii) any untrue statement of a material fact (or an omission of such statement) contained in the prospectus, statement of additional information, Registration Statement, proxy materials, reports, advertisements, sales literature or other materials pertaining to the Trust, unless such statement is about the Sub-Advisor or the Sub-Advisor’s investment program for the Fund and was made in reliance on and in conformity with written information furnished to the Trust or the Manager by the Sub-Advisor for use therein.  Notwithstanding the foregoing, in no case shall the Trust’s and the Manager’s indemnity hereunder be deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misconduct, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement. The indemnification in this Section shall survive the termination of this Agreement.

(c)
The Manager or the Sub-Advisor shall make advance payments in connection with the expenses of defending any matter with respect to which indemnification might be sought by any indemnified party pursuant to Section 10(a) or 10(b) hereunder, as applicable, if the indemnifying party receives a written affirmation of such indemnified party's good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to reimburse the indemnifying party, as applicable if it is subsequently determined that such indemnified party is not entitled to such indemnification. The advance payments to be made hereunder shall be paid by the indemnifying party to such indemnified party as soon as practicable but in any event no later than thirty (30) days after written demand by such indemnified party therefor.

11. Confidentiality.

(a) The Sub-Advisor agrees that it will, and will cause its Representatives (as defined below) to whom the Sub-Advisor discloses Fund Information (as defined below) to, hold in confidence and not disclose to any party any confidential or proprietary information produced or provided by the Sub-Advisor or the Fund and/or their Representatives (including but not limited to information that is material and nonpublic) (collectively, “Fund Information”).  Notwithstanding the foregoing, the term “Fund Information” shall not, for the purposes of this Agreement, include any information which (i) at the time of disclosure or thereafter is or becomes available to and known by the public other than as a result of a disclosure by the Sub-Advisor or any of its Representatives in breach of this Agreement, (ii) was or becomes available to the Sub-Advisor on a non-confidential basis from a source other than the Manager or the Fund or any of their Representatives; provided that such source is not known to the Sub-Advisor to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of secrecy to, the Manager or the Fund, or (iii) has been independently developed by the Sub-Advisor or any of its Representatives without using Fund Information and without violating any of its obligations under this Agreement.

(b) The Manager agrees that it will, and will cause its Representatives (as defined below) to whom it discloses Apollo Information (as defined below) to, hold in confidence and not disclose to any party any confidential or proprietary information produced or provided by the Sub-Advisor and/or its Representatives (including but not limited to information that is material and non-public) (collectively, “Apollo Information”). Notwithstanding the foregoing, the term “Apollo Information” shall not, for the purposes of this Agreement, include any information which (i) at the time of disclosure or thereafter is or becomes available to and known by the public other than as a result of a disclosure by the Manager, the Fund or any of their Representatives in breach of this Agreement, (ii) was or becomes available to the Manager or the Fund on a non-confidential basis from a source other than the Sub-Advisor or any of its Representatives; provided that such source is not known to the Manager or the Trust to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of secrecy to, the Sub-Advisor, or (iii) has been independently developed by the Manager, the Trust or any of their Representatives without using Apollo Information and without violating any of their obligations under this Agreement or (iv) discloses the holdings of the Fund to the public.

(c) Except as otherwise expressly provided herein, the parties will not use or disclose (other than to their respective Representatives) any of the Fund Information or Apollo Information, as applicable, that the Manager, and the Sub-Advisor are required to hold in confidence under this Section, as applicable, except in connection with the carrying out of the parties' respective obligations hereunder. For purposes hereof, “Representatives” shall mean each of the parties' respective affiliates and subsidiaries, and its and their respective employees, directors, trustees, officers, agents and advisors (including, without limitation, attorneys, accountants, bankers, consultants and financial advisors) who need to know the information for the purpose of carrying out the parties' respective obligations hereunder.

(d) In the event that the Sub-Advisor or its Representatives are required to disclose any Fund Information pursuant to applicable law, governmental rule or regulation, court order, administrative or arbitral proceeding or by any regulatory authority having jurisdiction over the Sub-Advisor and/or any of its Representatives, the Sub-Advisor or such Representative shall provide (unless prohibited by law or regulation) the Manager with prompt written notice in advance, if possible, but otherwise promptly thereafter, of any such request or requirement so that the Manager may seek a protective order or other appropriate remedy at its own expense and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy, or the receipt of a waiver of compliance with the provisions of this Section by the Manager, the Sub-Advisor or such Representative is nonetheless on the advice of counsel legally required to disclose any Fund Information, the Sub-Advisor or such Representative may, without liability hereunder, disclose that portion of the Fund Information that it deems it is legally required to disclose.

(e) In the event that the Manager or its Representatives or the Trusts or its Representatives are required to disclose any Apollo Information pursuant to applicable law, governmental rule or regulation, court order, administrative or arbitral proceeding or by any regulatory authority having jurisdiction over the Sub-Advisor and/or any of its Representatives, the Manager or such Representative shall provide (unless prohibited by law or regulation) the Sub-Advisor with prompt written notice in advance, if possible, but otherwise promptly thereafter, of any such request or requirement so that the Sub-Advisor may seek a protective order or other appropriate remedy at its own expense and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy, or the receipt of a waiver of compliance with the provisions of this Agreement by the Sub-Advisor, the Manager or such Representative is nonetheless on the advice of counsel legally required to disclose any Apollo Information, the Manager or such Representative may, without liability hereunder, disclose that portion of the Apollo Information that it deems it is legally required to disclose.

(f) Notwithstanding the foregoing, the Trust and the Manager agree that the Sub-Advisor may disclose in marketing materials or otherwise the performance and other characteristics of the Fund or investments in the Fund on an aggregated basis with its other clients, provided that the Trust, the Fund or its affiliates may not be identified from such disclosure.  For the avoidance of doubt, any disclosure by the Sub-Advisor in its marketing materials or otherwise which is on a non-aggregated basis and/or identifies the Trust, the Fund or any of its affiliates would require the prior written consent of the Trust and the Manager.

12. Permissible Interests. To the extent permitted by law, Trustees, agents, and shareholders of the Trust are or may be interested in the Sub-Advisor (or any successor thereof) as directors, partners, officers, or shareholders, or otherwise; directors, partners, officers, agents, and shareholders of the Sub-Advisor are or may be interested in the Trust as Trustees, shareholders or otherwise; and the Sub-Advisor (or any successor thereof) is or may be interested in the Trust as a shareholder or otherwise; provided that all such interests shall be fully disclosed between the parties on an ongoing basis and in the  Registration Statement as required by law.

13. Duration and Termination. This Agreement, unless sooner terminated as provided herein, shall continue for two years after its execution as to the Trust and thereafter for periods of one year for so long as such continuance thereafter is specifically approved at least annually (a) by the vote of a majority of those Trustees of the Trust who are not interested persons of any party to the Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Trust; provided, however, that if the shareholders of the Trust fail to approve the Agreement as provided herein, the Sub-Advisor may continue to serve hereunder in the manner and to the extent permitted by the Investment Company Act and rules thereunder. The foregoing requirement that continuance of this Agreement be “specifically approved at least annually” shall be construed in a manner consistent with the Investment Company Act and the rules and regulations thereunder.  This Agreement may be terminated as to the Fund at any time, without the payment of any penalty, (i) by the Manager, with the concurring vote of a majority of the Board of the Fund, upon not less than (30) thirty days nor more than (60) sixty days prior notice to the Sub-Advisor, (ii) by vote of a majority of the Board or by vote of a majority of the outstanding voting securities of the Fund on not less than (30) thirty days nor more than (60) sixty days written notice to the Sub-Advisor, or (iii) by the Sub-Advisor at any time without the payment of any penalty, on sixty (60) days written notice to the Trust.  This Agreement will automatically and immediately terminate in the event of its assignment.

A notice period provided in this Section may be waived by the party required to be notified, in its absolute discretion.

As used in this Section, the terms “assignment”, “interested persons”, and a “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the Investment Company Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the SEC under said Act.

14. Severability. If any provision of this Agreement shall be held or made invalid or unenforceable by a court of competent jurisdiction, statute, rule or otherwise, such provision will be modified, rewritten or interpreted to include as much of its nature and scope as will render it enforceable.  If it cannot be so modified, rewritten or interpreted to be valid and enforceable in any respect, it will not be given effect, and the remainder of the Agreement will be enforced as if such provision had never been included.

15. Amendments.  This Agreement may be amended by mutual written consent of the parties, subject to approval by the Board and the Fund’s shareholders to the extent required by the Investment Company Act, subject to such exemptions as may be granted by the SEC under said Act.

16. Miscellaneous.

(a) Governing Law and Venue.  This Agreement shall be governed by the laws of the State of Delaware without giving effect to any conflict of laws provisions thereof.

(b) Use of Name. The Trust, the Manager, and the Sub-Advisor intend to enter into a license agreement pursuant to which the Manager will be granted a revocable, non-exclusive, non-transferable and non-sublicensable license to use the licensed trade name “Apollo” and certain associated trademarks and/or service marks during the term of this Agreement solely in connection with the marketing of the Fund, including but not limited to, in the Registration Statement and fact sheets, provided that until such time as the license agreement is executed, the Manager shall not use the licensed trade name “Apollo” and certain associated trademarks and/or service marks without the Sub-Advisor’s prior consent.

(c) Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts shall together constitute one and the same Agreement.

(d) No Implied Waiver.  Either party’s failure to insist in any one or more instances upon strict performance by the other party of the terms of this Agreement shall not be construed as a waiver of any continuing or subsequent failure to perform or delay in performance of any term hereof.

(e) Entire Agreement.  This Agreement constitutes the entire understanding between the parties and supersedes any and all prior or contemporaneous understandings and agreements, whether oral or written, between the parties, with respect to the subject matter hereof.

(f) Headings.  Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

(g) Notices. Any notices required to be given hereunder may be delivered by hand, email, facsimile, deposited with a nationally recognized overnight carrier, or mailed by certified mail, return receipt requested, postage prepaid, in each case, to the address of the other party listed below (or such other address as may be furnished by a party in accordance with this paragraph). All such notices or communications shall be deemed to have been given and received (a) in the case of personal delivery or email, facsimile, on the date of such delivery, (b) in the case of delivery by a nationally recognized overnight carrier, the earlier of (i) the date of receipt or (ii) the third business day following dispatch and (c) in the case of mailing, on the seventh business day following such mailing.  All such notices shall be delivered to:

A.	If to the Manager:

American Beacon Advisors, Inc.
200 East Las Colinas Blvd.
Suite 1200
Irving, TX  75039
Attention: Chief Investment Officer
with a copy to General Counsel at the same address.
Facsimile: 817-391-6131
Email: legal@ambeacon.com

B.	If to the Sub-Advisor:

Apollo Credit Management, LLC
9 West 57th Street, Suite 4800
New York, New York 10019
Attention: Joseph D. Glatt, Esq.
Facsimile: 646-417-6605
Email: jglatt@apollolp.com

 17. Trust and Shareholder Liability.  The Sub-Advisor is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Declaration of Trust and agrees that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and its assets, and if the liability relates to the Fund, the obligations hereunder shall be limited to the respective assets of the Fund.  The Sub-Advisor further agrees that they shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Fund, nor from the Board or any individual Trustee of the Trust.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

Apollo Credit Management, LLC		American Beacon Advisors, Inc.

By:	/s/ Joseph D. Glatt	By:	/s/ Jeffrey K. Ringdahl
Name:	Joseph D. Glatt		Jeffrey K. Ringdahl
Title:	Vice President		President

American Beacon Apollo Total Return Fund

By:	/s/ Gene l. Needles, Jr.
Gene L. Needles, Jr.
President

Schedule A
To the
Investment Sub-Advisory Agreement
Among
American Beacon Apollo Total Return Fund,
American Beacon Advisors, Inc.
and
Apollo Credit Management, LLC

The American Beacon Apollo Total Return Fund (the “Fund”), a series of American Beacon Apollo Total Return Fund (the “Trust”), shall pay Apollo Credit Management, LLC (the “Sub-Advisor”) pursuant to Section 4 of the Investment Advisory Agreement among the Trust, American Beacon Advisors, Inc., and the Sub-Advisor for rendering investment management services with respect to the Fund the following fee for all Fund managed assets under Sub-Advisor’s management.

0.90% of average daily managed assets on the first $1 billion
0.80% of average daily managed assets over $1 billion

For purposes of the Agreement, the Fund’s “managed assets” are its total gross assets (including assets attributable to any proceeds of leverage) minus accrued liabilities (other than liabilities attributable to such leverage).

If the management of the Fund’s managed assets commences or terminates at any time other than the beginning or end of a calendar month, the fee shall be prorated based on the portion of such calendar month during which the Agreement was in force.

Dated: as of June 12, 2018

Apollo Credit Management, LLC	American Beacon Advisors, Inc.

By: /s/ Joseph D. Glatt	By: /s/ Jeffrey K. Ringdahl
Name: Joseph D. Glatt	Jeffrey K. Ringdahl
Title: Vice President	President

American Beacon Apollo Total Return Fund

By:	/s/ Gene l. Needles, Jr.
Gene L. Needles, Jr.
President